Exhibit 23.1

    Consent of Independent Auditors

The Board of Directors

MedicaLogic/Medscape, Inc.:

    We consent to incorporation by reference in the Registration Statements (Nos. 333-94751, 333-94761 and 333-37294) on Form S-8 of MedicaLogic/Medscape, Inc. of our report dated February 26, 2001, with respect to the consolidated balance sheets of MedicaLogic/Medscape, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the year sin the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of MedicaLogic/Medscape, Inc.

/s/ KPMG LLP
Portland, Oregon
March 2, 2001